March 8, 1999

Jackie Altman, Director
Office of Grants and Contracts
North Shore-Long Island Jewish Health System
North  Shore University Hospital
300 Community Drive
Manhasset, New York 11030

Re:      Research/Development of Colon Cancer Test Kit-Dr. Tabibzadeh

Dear Ms. Altman,

         Reference is made to that certain Sponsored Research Agreement into which Lexon, Inc. funded $311,250 for additional research and development costs to be incurred by Dr. Siamak Tabibzadeh in connection with a blood screening test for the detection of colon, ovarian and testicular cancer.

         Dr. Tabibzadeh has expressed a desire to hire two additional persons to devote their time, energy and efforts in expediting the continuing research being conducted by Dr. Tabibzadeh at an aggregate additional cost of $81,162, in accordance with the Budget attached hereto.

1. Lexon requests that North Shore University-Long Island Jewish Health System, North Shore University Hospital ("University") and the University agrees to apply existing funds on hand and dedicated to this Sponsored Research Agreement to pay $81,162 in order to expedite the development of a prototype ELISA test kit in accordance with the attached Budget.

2.       Lexon  agrees  to  pay  the  University  into  the  Sponsored  Research
         Agreement  Fund 6



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          installments  of $13,527 each,  payable on or before  October 1, 1999,
          December 1, 1999, February 1, 2000, April 1, 2000, June 1, 2000 and August 1, 2000.

3. The University agrees to provide Lexon with a general accounting of the funds deposited by Lexon with the University in accordance with this Sponsored Research Agreement on a quarterly basis, beginning with the quarter ended March 31, 1999, in order for Lexon to know what expenses have been spent, what funds are committed but not yet spent, and what funds remain on account for future expenditure with respect to Dr. Tabibzadeh with respect to this research.

         We are delighted to be able to continue our relationship with the University and with Dr. Tabibzadeh in this very exciting research. We appreciate your cooperation and your support of Dr. Tabibzadeh. If you agree that this letter sets forth our mutual understanding, please will sign this letter evidencing the University's agreement. Thank you again for all your support.

                                          Very truly yours,
                                          Lexon, Inc.


                                          By:  /s/ THOMAS COUGHLIN, M.D.
                                          Vice President

Agreed this 24th day of March, 1999

North Shore University Hospital


By: /s/ THOMAS J. DEGNAN, MD
Title: Chair, Dept. of Research